May 13, 1997


Robert Rubin, Chairman and CEO
American United Global, Inc.
11130 NE 33rd Place
Suite 250
Bellevue, Washington 98004

RE: North Fork Bank with American United Global, Inc.

Dear Mr. Rubin:

            North Fork Bank (the "Bank") is pleased to advise you that it has approved your requests for following:

FACILITY Secured Standby Letter of Credit expiring on May 31, 1998 in favor of
         Chase Manhattan Bank in the principal amount of Four Million Four Hundred Thousand ($4,400,000) Dollars; and

FACILITY Advised Line of Credit in the principal amount of Ten Million
         ($10,000,000) Dollars.

(Facility I and Facility II are collectively referred to herein as the "Loan"). Closing and funding of the Loan is specifically subject to all terms and conditions set forth herein.

            Borrower.

            The Borrower shall be American United Global, Inc., a corporation organized and in good standing under the laws of the State of Delaware and authorized to do business in the State of New York.

            Description of the Loan.

FACILITY Facility I shall be evidenced, in part, by a Secured Irrevocable
         Standby Letter of Credit in the Bank's standard form for same issued in favor of Chase Manhattan Bank for an amount not to exceed Four Million Four Hundred Thousand ($4,400,000) Dollars. Said letter of credit shall expire on May 31, 1998 to be renewed on an annual basis in the sole discretion of the Bank. The Borrower shall pay to the Bank, in consideration of said Letter of Credit an annual fee equal to one (1%) percent of the principal amount thereof, payable in equal quarterly

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                               North Fork Bank with American United Global, Inc.

                                                                          Page 2

         installments of Eleven Thousand ($11,000) Dollars each, the first such installment due at Closing and each subsequent installment due on every third (3rd) month anniversary thereof, or upon cancellation on a pro rata basis.

FACILITY Facility II shall be an advised line of credit (the "Line") evidenced, in part, by a Secured Revolving Credit Note in the principal amount of Ten Million ($10,000,000) Dollars (the "Facility II Note"). Each advance made under the Line by the Bank to the Borrower under said Note shall bear interest at an interest rate equal to one hundred twenty-five (125) basis points in excess of the "Effective LIBOR Rate," payable monthly in arrears commencing on June 15, 1997 and on the fifteenth (15th) day of each month thereafter. The "Effective LIBOR Rate" shall be that rate, to be selected by the Borrower on the date of each such advance, published in The Wall Street Journal on the day preceding said election as the LIBOR Rate (adjusted for any applicable reserve requirement of the Bank) with a time frame not to exceed the lesser of (a) 365 days or (b) the number of days until the maturity of Facility II and shall be applied to the unpaid principal balance of such advance for the corresponding number of days (each an "Interest Rate Period"). The Borrower shall notify the Bank at least two (2) business days prior to the expiration of an Interest Rate Period as to its election of an Effective LIBOR Rate to be applied to each advance for the subsequent Interest Rate Period. In the event that the Borrower does not select an Effective LIBOR Rate for the subsequent Interest Rate Period such advance shall automatically roll over at one hundred twenty-five (125) basis points in excess of the same index controlling during the immediately preceding Interest Rate Period for the corresponding period of time. The Facility II Note shall mature on October 1, 1998 on which date no further advances shall be available thereunder and all outstanding principal, interest and/or related charges due to the Bank thereunder shall be due and payable. The Borrower may make prepayments of principal to the Bank under Facility II ($10,000 minimum or integral multiples thereof) provided no event of default shall have occurred under the Loan and further provided that each such prepayment shall be accompanied by interest on the amount of said prepayment to the date that it is received by the Bank.

All payments due under the Note shall be made by automatic debit from an account maintained by the Borrower for such purpose at the Bank in which the Borrower shall maintain balances sufficient to pay each monthly payment due to the Bank under the Loan. In the event that the money maintained in such account is insufficient for any payment due under the Loan, the Bank may charge any account of the Borrower for any payment due to the Bank under the Loan.

The Borrower shall pay to the Bank a late fee equal to one (1%) percent of any amount paid to the Bank later than ten (10) days after its respective due date. The Bank may charge any account of the Borrower or any Guarantor for any payment due under the Loan.

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                               North Fork Bank with American United Global, Inc.

                                                                          Page 3

            Security for the Loan.

            All obligations of the Borrower to the Bank shall be secured, in part, by the following:

            A pledge by the Borrower to the Bank of all sums to be maintained by the Borrower in a non-interest bearing Demand Deposit Account in the name of the Borrower at the Bank with a balance of not less than Two Million Five Hundred Thousand ($2,500,000) Dollars prior to the first day of the tenth (10th) month after Closing and Two Million ($2,000,000) Dollars thereafter (the "Pledged Account"), said pledge to be evidenced, in part, by a Pledge Agreement in the Bank's standard form for same (the "Account Pledge");

            A pledge by the Borrower to the Bank of all sums to be maintained by the Borrower in a certain Custodial Collateral Account in the name of the Borrower at the Bank with a market value of not less than Seventeen Million Nine Hundred Thirty Thousand ($17,930,000) Dollars as of February 28, 1997 said pledge to be evidenced, in part, by a Pledge Agreement in the Bank's standard form for same (the "Custodial Collateral Account Pledge"). During the term of the Loan, the Bank shall permit the purchase, sale or transfer certain collateral in the Custodial Collateral Account at the direction of the Borrower or its designee provided that in any such event the Bank shall receive substitute collateral acceptable to the Bank of equal or greater value. Securities maintained by the Borrower in the Custodial Collateral Account shall be (i) high grade commercial paper with ratings of not less P1 (Moodys) and A1 (Standard & Poors) or (ii) United States Treasury Securities. Commercial paper held in said account shall have a maximum tenor of two hundred seventy (270) days.

            General Conditions

            The funding of the Loan shall be subject to satisfaction of the general conditions attached hereto and made a part hereof.

            Special Conditions

            Proceeds of Facility II shall be used by the Borrower to provide the Borrower with additional working capital in order to acquire interests in other companies to be selected by the Borrower;

            Notwithstanding anything to the contrary set forth herein, the aggregate of (i) advances to the Borrower under Facility II and (ii) that portion of Facility I in excess of the balance in the Pledged Account shall at no time exceed the lesser of (i) $12,400,000, or (ii) the sum of (X) eighty (80%) percent of the market value of those securities held by the Borrower in the Custodial Collateral Account and (Y) the balance then maintained in the Pledged Account to be monitored on a weekly basis;

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                               North Fork Bank with American United Global, Inc.
                                                                          Page 4


            During the term of the Loan, the Borrower shall submit to the Bank
(i) annual 10K statements of the Borrower within 90 days of each fiscal year end, (ii) quarterly 10Q statements of the Borrower within 60 days of the end of each fiscal quarter, and (iii) any other interim filings of a similar nature made by the Borrower.

            Notwithstanding anything to the contrary set forth herein, Facility II is offered to the Borrower only as an advised line of credit (and not as a committed loan facility); any advances to the Borrower shall be made in the sole discretion of the Bank and further availability may be terminated by the Bank at any time in its sole discretion upon reasonable notice.

            Acceptance of this Offering.

            Acceptance of this offering shall be evidenced by the execution of the enclosed copy of this letter by the Borrower and the returning of same to the Bank no later than ten (10) days from the date hereof. Until the timely receipt of such acceptance, the Bank shall have no liability hereunder and unless such acceptance has been received by the Bank within the stated period, this offering shall, at the Bank's option, be null and void.

            Time for Closing.

            Upon timely acceptance of these terms as outlined in the preceding paragraph, the Closing shall occur within thirty (30) days from the date hereof unless extended in writing by the Bank. If the Loan fails to close within the stated time, this offering shall expire and become unenforceable against the Bank.

            The Closing shall be held at the offices of the attorneys for the Bank.

                                            Very truly yours,

                                            NORTH FORK BANK

                                            By:
                                               ---------------------------------
                                                     Sonya L. Morlock
                                                     Assistant Vice President


                                            By:
                                               ---------------------------------
                                                     James Stagnari
                                                     Senior Vice President

Accepted and Agreed to this ____ day of May, 1997.

AMERICAN UNITED GLOBAL, INC.

By:
   -----------------------------
         ROBERT RUBIN, President


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                               North Fork Bank with American United Global, Inc.
                                                                          Page 5


            General Conditions

            1. Conditions Precedent:

            Prior to or at the Closing, the Borrower shall satisfy the following conditions precedent:

            (a) The Bank shall have received:

                  (i) The Facility II Note, the Account Pledge, the Custodial Collateral Account Pledge, and all other documents deemed necessary by the Bank and its counsel in order to secure the Bank's position as set forth in this offering;

            (b) The form and substance of all documents to be delivered to or received by the Bank and title to Premises and evidence thereof shall be satisfactory in all respects to the Bank and its counsel.

            2. Attorneys for the Bank:

            In connection with this offering and the transaction contemplated hereby, the Bank shall be represented by the law firm of Gandin, Schotsky, Rappaport, Glass & Greene, LLP, 445 Broad Hollow Road, Melville, New York 11747, telephone (516) 293-2300. The matter is expected to be handled by Kevin E. Balfe, Esq.

            3. Payment of Fees and Expenses:

            Whether or not the Loan closes, all out-of-pocket fees and expenses incurred by the Bank relating to this offering or the Loan, including, without limitation, title insurance premiums, recording fees, mortgage taxes, appraisal and survey costs, legal expenses and documentation expenses, if any, shall be paid by the Borrower.

            5. Cancellation and Termination of this Offering by the Bank:

            The Bank reserves the right to cancel this offering or to terminate its obligations hereunder after acceptance thereof by the Borrower in any of the following events:

            (a) The failure of the Borrower to comply within the times specified, with any of the provisions or conditions set forth in this letter;

            (b) Non-payment of the fees and expenses provided for in Paragraph 3 hereof;

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                               North Fork Bank with American United Global, Inc.
                                                                          Page 6


            (c) Insufficiency of title or lack of approval by the Bank or its counsel to title of any documents to be delivered or executed hereunder;

            (d) The filing, by or against the Borrower of a petition in bankruptcy or insolvency, or for reorganization or for the appointment of a receiver or trustee, or the making by the Borrower of an assignment for the benefit of creditors or the filing of a petition for arrangement by the Borrower, which petition is not withdrawn or dismissed or which appointment, assignment or arrangement is not canceled or terminated prior to the expiration of this offering, or such changes in the financial condition of the Borrower as shall cause the Bank to deem itself insecure;

            (e) A material adverse change after the date hereof in the financial condition of the Borrower.

            6. Assignment:

            This offering shall not be assignable by operation of law or otherwise, without the prior written consent of the Bank.

            7. Intended Use of Loan Proceeds:

            Borrower hereby represents and warrants to the Bank that all proceeds of this Loan shall be used only as set forth herein.

            9. Miscellaneous Provisions:

            No statements, agreements or representations, oral or written, that may have been made either by the Bank or by any employee, agent or broker, with respect to this Offering or the Loan, shall be of any force or effect, except to the extent stated in this Offering, and any prior agreements and representations with respect to this Offering and the Loan are merged herein so that this Offering shall contain the entire agreement with respect to the Loan. The Borrower expressly acknowledges and agrees (a) that no oral Offerings have been made to them by the Bank to extend or continue any credit to the Borrower or any party other than as expressly stated herein, (b) that the Bank stated herein, and (c) that neither the Borrower will not rely on any offering (regardless of when made) to extend or continue any credit, or on any such agreement (regardless of when made) to forebear or refrain from exercising rights or remedies unless such Offering or agreement shall be in writing and signed by an officer of the Bank.

                               North Fork Bank with American United Global, Inc.
                                                                          Page 7


            Time shall be of the essence with respect to this Offering. No waiver of any of the terms and provisions of this Offering shall be effective unless in writing, and no waiver furnished in writing shall be deemed a waiver of any future condition. All notices shall be in writing. The Borrower shall indemnify the Bank and hold it harmless against loss or damage suffered by it as a result of any claim by any person, firm or corporation for any brokerage or other commissions alleged to be due as a result of the transaction contemplated by this Offering. This Offering and all of its provisions not then satisfied shall survive the Closing. This Offering is made and delivered in the State of New York and shall be construed in accordance with the laws thereof.

            Notwithstanding anything to the contrary set forth herein or in the documents evidencing the Loan, the Borrower shall indemnify and hold the Bank harmless and defend the Bank at the sole cost of the Borrower against any loss or liability, cost or expense (including, without limitation, reasonable attorneys' fees and disbursements of Bank's counsel whether in-house staff, outside firms or otherwise) and all claims, actions, procedures and suits arising out of or in connection with

                  (a) Any ongoing matters arising out of the transaction contemplated by this offering, the Note, the Mortgage or any other document or instrument now or hereafter executed and/or delivered in connection with the Loan (the "Loan Documents") and the Loan (including, but not limited to, all costs of any appraisals and/or re-appraisals of the Premises or any other collateral for the Loan);

                  (b) Any amendment to, or restructuring of the Loan and the Loan documents; and

                  (c) Any and all lawful action that may be taken by the Bank in connection with the enforcement of the provisions of the Note, Mortgage, or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with the Borrower, any Guarantor and/or any partner, joint venturer, or shareholder thereof becoming a party to a voluntary or involuntary Federal or State bankruptcy, insolvency or other similar proceedings.

            This Offering is issued by the Bank for review by and consideration of the parties hereto. Neither this Offering, nor the terms hereof, shall be neither disclosed or provided to any person or entity other than those specifically referenced herein.